Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Chevron Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.75 per share	Other	41,208,515	N/A	$6,407,843,970	0.0001102	$706,144.41

Fees Previously Paid	-	-	-	-	-	-		-

	Total Offering Amounts					$6,407,843,970		$706,144.41

	Total Fees Previously Paid							-

	Total Fee Offsets							-

	Net Fee Due							$706,144.41

(1)

Represents the estimated maximum number of shares of common stock, par value $0.75 per share (“Chevron common stock”) of Chevron Corporation, a Delaware corporation (“Chevron”), to be issued, or subject to stock appreciation rights or other stock-based awards that may be assumed by Chevron upon completion of the proposed merger of Bronco Merger Sub Inc., a direct, wholly-owned subsidiary of Chevron (“Merger Subsidiary”), with and into PDC Energy, Inc., a Delaware corporation (“PDC”), with PDC surviving as a direct, wholly-owned subsidiary of Chevron (“merger”), and is based on (i) 88,849,750, the estimated maximum number of shares of PDC common stock, par value $0.01 per share (“PDC common stock”) to be outstanding immediately prior to the completion of the merger, including shares issuable upon the exercise or settlement of PDC stock appreciation rights and stock-based awards outstanding as of June 13, 2023 that are or may become exercisable or issuable upon settlement prior to completion of the merger, multiplied by (i) 0.4638, the exchange ratio under the merger agreement dated as of May 21, 2023 by and among Chevron, PDC and Merger Subsidiary.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(f)(1) of the Securities Act of 1933, as amended. The proposed maximum aggregate offering price of Chevron common stock was calculated based upon the market value of shares of PDC common stock and is equal to the product of (i) $72.12, the average of the high and low prices per share of PDC common stock as reported on the Nasdaq Global Select Market on June 13, 2023, multiplied by (ii) 88,849,750, the estimated maximum number of shares of PDC common stock, including shares issuable upon the exercise or settlement of PDC stock appreciation rights and stock-based awards outstanding as of June 13, 2023 that are or may become exercisable or issuable upon settlement prior to completion of the merger.